AGREEMENT AMONG SHAREHOLDERS AND COMPANY
                    ----------------------------------------

     THIS AGREEMENT (the "Agreement") is made the 8th day of June, 2000 by and among Jack Marshall, Lisa Marshall (collectively referred to herein as "Shareholders" and individually as a "Shareholder"), Intellect Capital Group, LLC, a Delaware limited liability company ("ICG")and PhotoLoft.com, Inc., a Nevada corporation (referred to herein as the "Company"), with reference to the following facts:

     Company is a corporation organized and existing under the laws of the State of Nevada, and

WHEREAS, ICG and the Company have entered into that certain Stock Purchase Agreement, dated as of April 7, 2000, (the "Purchaser Agreement") whereby, among other things, ICG is purchasing shares of Series B Preferred Stock of the Company; and

WHEREAS, under Section 6.4 of the Purchase Agreement, ICG, management of the Company and certain investors in the Company have the right to designate nominees to the Board of Directors of the Company (such designated nominees to be referred to herein as the "Designees"); and

WHEREAS, the Shareholders shall receive substantial benefits from consummation of the transactions evidenced by the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the parties hereto agree as follows:

1.     Designees.  For so long as the Shareholders own shares of Common Stock or
       ---------
preferred  stock  of  the  Company:

     (A) Each Shareholder agrees to vote such shares in favor of the Designees in order to cause their election to the Board of Directors.

     (B) The Company agrees to nominate the Designees for election to the Board of Directors of the Company and agrees to vote any shares over which it has control of the voting rights in favor of such designees.

2.     Term.  In  addition to any other termination provisions of this Agreement
       ----
or any other termination provided by law, this Agreement shall terminate as to the parties hereto and all rights and obligations hereunder shall cease upon:

     (A)     The  unanimous  written  agreement  of  the  parties;  or

     (B) Upon the adjudication of the Company as a bankrupt, the execution by the Company of an assignment for the benefit of creditors, the appointment of a receiver for the Company, or the voluntary dissolution of the Company.


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3.     Equitable  Remedies.  Each  party  hereto  recognizes and agrees that the
       -------------------
violation of any term, provision, or condition of this Agreement may cause irreparable damage to the other parties which is difficult to ascertain and that the award of any sum of damages may not be adequate relief to such other party. Each party therefore agrees that, in addition to all other remedies available in the event of any breach of this Agreement, any other party shall have the right to injunctive relief.

4.     Documents.  The  parties  to  this  Agreement  and  the  executors  and
       ---------
administrators of a deceased party shall execute and deliver all necessary and proper documents and instruments necessary or appropriate to carry out the terms and intent of this Agreement.

5.     Notice.  Any  communications  required  or  permitted to be given or made
       ------
pursuant to this Agreement shall be in writing and either personally delivered or sent by registered mail, return receipt requested, postage prepaid, to the parties at the addresses set forth in Section 10.5, except that the Shareholders address shall be the same as the Company's.

6.     Applicable  Law.  The  laws  of  the State of California shall govern the
       ---------------
validity,  interpretation,  and  enforcement  of  this  Agreement.

7.     Severability.  If  any  of  the  provisions  of  this  Agreement shall be
       ------------
unlawful, void, or for any reason unenforceable, they shall be deemed separable from and shall in no way affect the validity or enforcement of the remaining provisions of this Agreement.

8.     Amendment  - Revocation.  This Agreement may be amended or revoked by the
       -----------------------
written  agreement  of  the  parties  hereto.

     IN WITNESS WHEREOF, the parties have signed this Agreement this 8th day of June 2000

                                          PHOTOLOFT.COM,  INC.


                                          /S/  Jack  Marshall
                                          ---------------------------
                                          Jack  Marshall,  Chairman  and  CEO
                                          SHAREHOLDERS


                                          /S/  Jack  Marshall
                                          ---------------------------
                                          Jack  Marshall


                                          /S/  Lisa  Marshall
                                          ---------------------------
                                          Lisa  Marshall


                                          INTELLECT  CAPITAL  GROUP,  LLC


                                          /S/  Terren  S.  Peizer
                                          ---------------------------
                                          Terren  S.  Peizer,
                                          Chairman  and  CEO


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